EXHIBIT 11

                       THE LUBRIZOL CORPORATION

                   Computation of Per Share Earnings

                          Third Quarter 1997



The computation of primary earnings per share and fully diluted earnings per share is as follows:

            (In Thousands of Shares Except Per Share Data)

                                 Three Months Ended     Nine Months Ended
                                    September 30,          September 30,
                                 ------------------     -----------------
                                  1997       1996        1997       1996
                                 ------     ------      ------     ------

Average shares outstanding for
  computation of primary
  earnings per share             57,620     59,979      58,078     61,166

Add adjustment to treat shares
  for options exercised as if
  such shares were outstanding
  during the entire period           97         13         216         51

Add equivalent shares for
  unexercised options at end
  of period*                        876        148         800        178
                                 ------     ------      ------     ------
Average shares outstanding for
  computation of fully diluted
  earnings per share             58,593     60,140      59,094     61,395
                                 ======     ======      ======     ======

Primary earnings per share        $ .67      $ .53       $2.14      $2.31
                                  =====      =====       =====      =====
Fully diluted earnings per share  $ .66      $ .53       $2.11      $2.30
                                  =====      =====       =====      =====


*Computed under the "Treasury Stock Method" using the higher of quoted ending or average market price.